 Exhibit 16.1

June 21, 2005

Mr. Robert Stanberry
Executive Vice President and Chief Financial Officer
Central Coast Bancorp
Salinas, California

Dear Mr. Stanberry:

This is to confirm that the client-auditor relationship between Central Coast Bancorp (Commission File No. 0-25418) and Deloitte & Touche LLP has ceased.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Cc:	PCAOB Letter File
Office of the Chief Account
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Fax (202) 772-9251 and 9252 (PCAOB Letter File and 7th Floor)

Mr. Nick Ventimiglia, Chairman/Chief Executive Officer
Mr. Michael T. Lapsys, Chairman of the Audit Committee